Exhibit 10.14

Base Salaries of Named Executive Officers

As of June 30, 2006, the following are the current base salaries of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of Cadmus Communications Corporation:

Bruce V. Thomas	$472,500
President and Chief Executive Officer
Lisa S. Licata	$211,150
Senior Vice President of Human Resources and Corporate Secretary
Wayne B. Luck	$214,302
Senior Vice President and Chief Information Officer
Gerard P. Lux, Jr.	$300,000
President, Cadmus Specialty Packaging
Paul K. Suijk	$275,000
Senior Vice President and Chief Financial Officer

Note: Compensation of Stephen E. Hare, the former Executive Vice President and President, Publisher Services Group, is now governed by the Change in Status Agreement, entered into on April 8, 2006.

Typically, changes in base salaries of the named executive officers are determined each October.